EXHIBIT 10.03

July 23, 2003

Nicholas Spaeth

Dear Nick:

On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment, to join us in the position of Senior Vice President and General Counsel, reporting directly to me. We have all been impressed and excited by your talents, energy and experience, and are excited about the prospect of you joining our team.

The terms of our offer are as follows:

START DATE

We anticipate that you will start employment with Intuit on August 25, 2003.

BASE COMPENSATION

For your services, you will be paid an annual base salary of $450,000, payable in bi-weekly installments and in accordance with Intuit’s standard payroll practices.

SIGN-ON BONUS

You will be paid a sign-on bonus of $242,493.98 (“Sign-On Bonus”) to net after minimum mandatory federal and state income and payroll withholding taxes a $150,000 payment in your first Intuit paycheck. In the event that you resign within twelve months of your Start Date, you agree to repay a prorated portion of the Sign-On Bonus back to Intuit. To determine the amount to be repaid, Intuit will take the total pre-tax Sign-On Bonus amount and reduce it by one-twelfth (1/12) for every complete month of service after your Start Date.

2003 CALENDAR YEAR-END BONUS

You will be paid a $200,000 bonus (“2003 CYE Bonus”) on December 31, 2003 provided you are employed on that date. The 2003 CYE Bonus will be paid to you net of federal and state income and payroll withholding taxes, it will not be grossed up for taxes.

ANNUAL PERFORMANCE BASED BONUS

You will be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program. Your participation in the IPI for the 2004 fiscal year (August 1, 2003 through July 31, 2004) will be 60% of your base salary at target. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. The actual amount of your award will be determined in accordance with the terms and conditions outlined in the IPI plan document.

NONQUALIFIED DEFERRED COMPENSATION PLAN CONTRIBUTIONS

If you are employed by Intuit on the first anniversary of your Start Date, Intuit will make a fully vested employer contribution of $100,000 on your behalf to the Intuit Inc. Executive Deferred Compensation Plan (the “NQDCP”). Intuit will make this contribution net of required payroll withholding taxes within thirty days following the first anniversary of your Start Date. You will not be entitled to this contribution if your Intuit employment terminates prior to the first anniversary of your Start Date.

If you are employed by Intuit on the second anniversary of your Start Date, Intuit will make a fully vested employer contribution of $100,000 on your behalf to the NQDCP. Intuit will make this second contribution net of required payroll withholding taxes within thirty days following the second anniversary of your Start Date. You will not be entitled to this contribution if your Intuit employment terminates prior to the second anniversary of your Start Date.

If you are employed by Intuit on the third anniversary of your Start Date, Intuit will make a fully vested employer contribution of $100,000 on your behalf to the NQDCP. Intuit will make this third contribution net of required payroll withholding taxes within thirty days following the third anniversary of your Start Date. You will not be entitled to this contribution if your Intuit employment terminates prior to the third anniversary of your Start Date.

In accordance with the terms and conditions of the NQDCP, these contributions will be credited with earnings pursuant to your investment elections and you will be able to elect when to take distributions of these contributions and any earnings credited thereon.

EQUITY

You will receive rights, subject to approval by the Compensation Committee of Intuit’s Board of Directors, to purchase 200,000 shares of Intuit’s Common Stock in the form of non-qualified stock options. These options will be granted to you at an exercise price per share equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. The date of grant will be your Start Date. If that is not a trading date, your exercise price per share will be equal to the closing price of Intuit’s Common Stock on the last trading day preceding your Start Date. The options will be subject to the terms of the Intuit Inc. 2002 Equity Incentive Plan. The options will vest over three years as to 33-1/3% of the option shares twelve months from the date of the grant, and as to an additional 2.778% of the option shares monthly thereafter for the next two years, provided you remain employed on the vesting date. The option will have a maximum term of seven years.

SHARE OWNERSHIP AND MATCHING UNIT PROGRAM

As a Senior Vice President you will participate in Intuit’s Share Ownership and Matching Unit Program. Under this program, you will have three years following your Start Date in which to acquire and hold a minimum of 3,000 shares of Intuit stock. To provide you with an incentive to acquire Intuit stock under this Program, Intuit will award you one matching unit for every two shares of Intuit stock you buy, up to a maximum of 1,500 matching units. The matching units will not count toward the 3,000 share ownership requirement.

Each matching unit will be equal to one share of Intuit stock and will be subject to a 4-year cliff-vesting schedule. Vesting will accelerate if certain events occur, such as your death, disability or retirement. You will forfeit the matching units if you sell, gift or otherwise transfer the shares you purchased for the matching units. Intuit will issue you the shares after you vest in your matching units. You will not be taxed on the matching units until the shares are issued. You may elect to defer the issuance of the shares, and information about how to make a deferral election will be provided when you receive a matching unit award. Intuit will issue you the net number of shares after mandatory withholding taxes.

RELOCATION

You will be eligible for Intuit’s standard executive relocation benefits under Intuit’s Relocation Policy, which includes two home finding trips for your spouse. In addition, you will be eligible for temporary housing through February 28, 2004 at Intuit’s expense for up to $4,000 per month. Temporary housing will be provided to you through Intuit’s temporary housing program, currently with Synergy Relocation and Cendant Mobility. In accordance with law, both the home finding trips and temporary housing will be reported as W-2 income to you. In accordance with Intuit’s Relocation Policy, Intuit will provide you with tax assistance for applicable taxes. This tax assistance will be calculated pursuant to Intuit’s standard gross up calculation methodology for such relocation benefits.

If you voluntarily resign from Intuit within 12 months following your Start Date you must reimburse Intuit for a prorated portion of the relocation benefits paid. To determine the amount to be repaid, Intuit will reduce the gross amount paid to or on behalf of you by one-twelfth (1/12) for every complete month of service after your Start Date.

INSURANCE

You will be eligible to participate in Intuit’s group health, life and dental insurance plans. Your benefits will be effective on the first day of the month following your Start Date.

VACATION

You will accrue three (3) weeks of vacation during your first year of employment.

SICK DAYS

You will be granted 40 hours each calendar year for use in the event of any personal illness. Your sick leave will accrue at the rate of 1.54 hours per pay period (bi-weekly).

PERFORMANCE/SALARY REVIEWS

Intuit conducts performance and salary reviews at least once per fiscal year.

BACKGROUND CHECK

This offer (and your employment) is contingent on the Company’s verification of background information, even if you should commence employment prior to the completion of the Company’s background check.

CONFIDENTIALITY

This letter confirms our understanding that you are not subject to any employment agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so. In addition, you will agree to execute and abide by a non-disclosure agreement as a condition of employment.

WORK AUTHORIZATION

Federal law requires Intuit to document an employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm your U.S. citizenship, permanent U.S. residency or authorization to work in the United States (e.g., U.S. passport, current drivers license and original birth certificate or social security card) within three business days of your Start Date. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.

This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at will in nature and can be terminated at anytime by yourself or Intuit.

This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between you and Intuit regarding your employment.

Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned Start Date.

The original of this letter is for your records.

If you have any questions, please feel free to contact Sherry Whiteley at (650) 944-3624.

Nick, we look forward to you joining the Intuit team.

Sincerely,

/s/ Steve Bennett

Steve Bennett
President and
Chief Executive Officer
Intuit Inc.

AGREED AND ACCEPTED:

/s/ Nicholas Spaeth	July 27, 2003

Nicholas Spaeth	Date

Start Date: August 25, 2003